Exhibit 10.12(e)

CONFIDENTIAL TREATMENT

REQUESTED PURSUANT TO RULE 406

AMENDMENT NUMBER 4 TO AMENDED AND

RESTATED PURCHASE AGREEMENT GCT-025/98

This Amendment Number 4 to Amended and Restated Purchase Agreement GCT-025/98, dated as of May 30, 2003 (“Amendment No. 4”) relates to the Amended and Restated Purchase Agreement GCT-025/98 (the “Purchase Agreement”) between Embraer - Empresa Brasileira de Aeronáutica S.A. (“Embraer”) and Republic Airways Holdings Inc. (“Buyer”) dated April 19, 2002 as amended from time to time (collectively referred to herein as “Agreement”). This Amendment No. 4 is between Embraer and Buyer, collectively referred to herein as the “Parties”.

This Amendment No. 4 sets forth additional agreements between Embraer and Buyer relative to the reinstatement of thirty-seven (37) Other Option EMB-145 Aircraft and twenty-five (25) Option Delta Aircraft, as well as changes in the Delta Aircraft and Option EMB-145 Aircraft configurations as described in Attachment “A-1”, “A-2”, “A-3” and “A-4”.

 This Amendment No. 4 also set forth terms of the addition of two (2) Special Aircraft and ten (10) Option Special Aircraft to the Purchase Agreement.

Except as otherwise provided for herein all terms of the Purchase Agreement shall remain in full force and effect.  All capitalized terms used in this Amendment No. 4, which are not defined herein shall have the meaning given in the Purchase Agreement. In the event of any conflict between this Amendment No. 4 and the Purchase Agreement the terms, conditions and provisions of this Amendment No. 4 shall control.

WHEREAS, in connection with the Parties’ agreements above mentioned, the Parties have now agreed to amend the Purchase Agreement as provided for below.

NOW, THEREFORE, for good and valuable consideration which is hereby acknowledged Embraer and Buyer hereby agree as follows:

1.   Definition: Article 1.b shall be modified to include new items b.4 and s. as follows:

b.4.                                                 Special Aircraft - shall mean the EMB-145 LR aircraft or, where there is more than one of such aircraft, each of such Aircraft (including Firm Aircraft and

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT OF 1933.  THE OMITTED MATERIALS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Option Aircraft, as the context requires), manufactured by Embraer, for sale to Buyer pursuant to this Agreement, according to the Technical Description number TD-145/010, dated January 1998 (Appendix I), the Aircraft Specific Configuration, Finishing and Registration Marks described in Attachment ‘A-1’.  [ * ]

Republic Airline - shall mean Republic Airline Inc.

2.   Subject: Article 2.a shall be deleted and replaced with the following:

a. Upon the terms and conditions contained in this Agreement, Embraer shall sell and Buyer shall purchase and take delivery of:

•                                22 Delta Aircraft: Fifteen (15) EMB-135 firm Aircraft (“Firm EMB-135 Delta Aircraft”) and seven (7) EMB-145 firm Aircraft (“Firm EMB-145 Delta Aircraft”) plus

•                                2 Special Aircraft: two (2) EMB-145 firm Aircraft (“Special Aircraft”).

In addition, if Buyer so elects, Buyer shall purchase and take delivery of

•                                25 Delta Aircraft:  twenty-five (25) option Delta Aircraft (“Option Delta Aircraft”),

•                                37 Other Aircraft: thirty-seven (37) other option EMB-145 Aircraft (“Other Option EMB-145 Aircraft”), and

•                                10 Special Aircraft: ten (10) option EMB-145 Aircraft (“Option Special Aircraft”)

Each Aircraft shall be purchased as indicated in the table provided below in Article 5 or Article 24, as applicable.

3.      Price

A.           Article 3.a.1 shall be deleted and replaced with the following:

AIRCRAFT	AIRCRAFT BASIC PRICE	ECONOMIC CONDITION
EMB-135 Delta Aircraft [ * ]	[ * ]	[ * ]
EMB-135 Delta Aircraft [ * ]	[ * ]	[ * ]
EMB-145 Delta Aircraft [ * ]	[ * ]	[ * ]
EMB-145 Delta Aircraft [ * ]	[ * ]	[ * ]
EMB-145 Special Aircraft [ * ]	[ * ]	[ * ]
EMB-145 Special Aircraft [ * ]	[ * ]	[ * ]
EMB-145 Option Special Aircraft	[ * ]	[ * ]
Other Option EMB-145 Aircraft	[ * ]	[ * ]

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B.         Article 3.c shall be deleted and replaced with the following:

c.  The Aircraft Basic Price shall be escalated  [ * ] . Such price as escalated shall be the Aircraft Purchase Price and it will be provided to Buyer two (2) months prior to each Aircraft Contractual Delivery Date.

4.   Delivery Schedule

Article 5.a of the Purchase Agreement shall be deleted and replaced with the following:

Aircraft: Subject to payment in accordance with Article 4 and the provisions of Articles 4, 7 and 9, the Aircraft shall be offered for delivery by Embraer to Buyer, by means of a notice, for inspection, acceptance and subsequent delivery in F.A.F. (Fly Away Factory) condition, at São José dos Campos, State of São Paulo, Brazil.

Firm Aircraft

A/C Delivery Number (Name)	Aircraft Delivery Number per Model	Aircraft Delivery Number per Operator	Delivery Month
[ * ]	[ * ]	[ * ]	Aug 2003
[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	Dec 2003

Note: The schedule above excludes Aircraft already delivered.

5.                                      Terms for Special Aircraft

A.                                   Operator of Special Aircraft

As long as Buyer  [ * ] , Buyer may, on the relevant Actual Delivery Date, assign the right to accept delivery of a Special Aircraft to either Republic Airline or Chautauqua (each, an “Operator”), provided that  [ * ]  and  [ * ]  Embraer does not incur additional expenses as a result of such assignment to Republic Airline.

In the event of an assignment under this Article 5.A, the Operator shall succeed to all of the rights provided below in this Article 5, subject to  [ * ]  also subject to Embraer receiving  [ * ] .  Embraer shall at all times be entitled to communicate solely with Buyer with respect to all rights and obligations of Buyer and either Operator under the Purchase Agreement.  Specific terms and conditions of the assignment shall be agreed before the first delivery of a Special Aircraft.  Items not assigned to an Operator hereunder shall remain Buyer’s rights to the same extent they would have been Buyer’s rights absent this amendment.

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B.                                     Services for Special Aircraft

With respect to the Special Aircraft and subject to the provisions of Section 5.A, Article 13 of the Purchase Agreement is hereby deleted and replaced with the following:

a.               Familiarization and technical support programs specified below are being offered at no charge to Buyer unless otherwise specified, except for the expenses involved with travel and lodging of the Operator’s trainees, which shall be borne by Buyer or the Operator. Such familiarization and technical support programs shall be in accordance with Embraer’s training syllabus.

b.              Notwithstanding the use of the term “training” in this Article 13 or in the Agreement, the intent of the Services is solely to familiarize The Operator’s pilots, mechanics, employees or representatives, duly qualified per the governing body in the United States of America, with the operation and maintenance of the Aircraft. It is not the intent of Embraer to provide basic training (“Ab-initio”) to any representatives of an Operator.

c.               The Services, as applicable, shall be provided prior to  [ * ] .  The Operator must give notice to Embraer one-hundred and twenty (120) days in advance of its expected training schedule. Should Buyer or the relevant Operator not take all or any portion of the Services on or before the delivery of Buyer’s last Aircraft, Buyer and the Operators shall be deemed to have fully waived their rights to such service. No other penalty or indemnity shall be due from Embraer in this case.

d.              All Services shall be provided by Embraer or its qualified designated representative at Embraer’s facilities at Fort Lauderdale, Florida, USA, or at such other location as Embraer shall reasonably designate in the United States, except that flight training may also be designated by Embraer to occur in Brazil if it cannot reasonably occur in the United States.

e.               The Services in regard to the Special Aircraft shall include:

1.         One (1) Pilot Familiarization Program  [ * ]  including ground familiarization as regards Aircraft systems, weight and balance, performance and normal/emergency procedures; Flight simulator training in accordance with the Operator’s approved Flight Operations Training Program, up to, but not exceeding the equivalent training in Level C simulator.

2.         One (1) Maintenance Familiarization Course  [ * ] . This course shall consist of classroom familiarization with Aircraft systems and

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structures and shall be in accordance with ATA specification 104, level III.

3.         One (1) Flight Attendant Familiarization Course  [ * ] . This course shall consist of classroom familiarization, including a general description of Aircraft and systems to be used by flight attendants if requested, Embraer may demonstrate procedures described in the classroom, subject to Buyer’s Aircraft availability.

4.         [ * ]  selected by Embraer in its sole discretion shall  [ * ]  but limited to  [ * ]  in order to  [ * ] . The presence of  [ * ]   Thereafter, every time Buyer requests the placement of an Embraer technical representative at the Operator’s installations, Embraer will charge Buyer according to Embraer’s price list per month per each such Embraer technical representative’s presence. At no charge to Embraer, Buyer shall insure and require the Operator to provide such representative with reasonable communication facilities (telephone and facsimile) as well as office space and facilities at the maintenance base(s) of The Operator.  Buyer shall also cause the Operator to (a) arrange all necessary work permits and airport security clearances required for Embraer employees, to permit the accomplishment of the services mentioned in this item “4”, in due time; and (b) obtain all necessary custom clearances both to enter and depart from the United States for Embraer’s employees and their personal belongings and professional tools. During the stay of the Embraer’s technical representative at the Operator’s base, Buyer shall cause the Operator to permit access to the maintenance and operation facilities as well as to the data and files of the Operator’s fleet of aircraft to the extent necessary to perform its obligations hereunder.   [ * ] .  Buyer shall cause the Operator to make available at the office designated for the technical representative, one (1) set of updated Technical Publications referred to in Article 15, and it shall be the Operator’s responsibility to perform the revision services in order to maintain such publications updated during the technical representative’s stay at the Operator’s base. Buyer shall bear all expenses related to the transportation, board & lodging of Embraer representative when such representative shall render the services specified herein in any place other than the Operator’s main maintenance base.

Without a previous written authorization from Embraer, Embraer technical representatives shall not participate in test flights or flight demonstrations. If the Operator obtains such authorization, it shall include the technical representative on its insurance policy. Embraer reserves the right to stop the services mentioned in this item “4”, should any of the following situations occur at the Operator’s base: a)

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there is a declared strike in progress; b) war or war like operations, riots or insurrections; c) any condition which is dangerous to the safety or health of Embraer’s employee; or d) the government of the United States refuses permission to Embraer’s employee to enter the country.

f.                 If Buyer or the Operators elect not to take all or any portion of the Services,  [ * ] . Any other additional services shall depend on subsequent agreement and shall be charged by Embraer accordingly.

g.              Buyer and the Operator’s authorized trainees and representatives at Embraer’s facilities shall be allowed exclusively in those areas related to the subject matter hereof and Buyer agrees to, and to cause the relevant Operator to, hold harmless Embraer from and against all and any kind of liabilities in respect of such trainees and representatives for whom Buyer and the Operator are solely and fully responsible under all circumstances, except to the extent  [ * ] .”

B.        Assignment and Guarantee

With respect to the Special Aircraft and subject to the provisions of Section 5.A, Article 16 of the Purchase Agreement is hereby deleted and replaced with the following:

a.               Buyer or the Operator may request, and Embraer will take, any action reasonably necessary for the purpose of causing an Aircraft and Spares at the time of delivery to be subject to an equipment trust conditional sale, lien or other arrangement for the initial financing of the Aircraft and Spares in connection with the delivery of such Aircraft and Spares to the Operator.

b.              Except as expressly permitted by this Article 16, Buyer’s rights and obligations hereunder may not be assigned, conveyed, subcontracted, transferred or delegated, without Embraer’s prior written consent.

c.               Chautauqua and Republic Airline shall guarantee the obligations of Buyer hereunder pursuant to a guarantee in the form attached hereto as Attachment G-1 and G-2, and it shall be a breach of this Agreement by Buyer if such guarantee is at any time not effective in accordance with its terms or if Chautauqua or Republic Airline breaches, defaults, or fails to perform under such guarantee.

C.        Restrictions and Patent Indemnity

With respect to the Special Aircraft and subject to the provisions of Section 5.A, Article 17

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of the Purchase Agreement is hereby deleted and replaced with the following:

This sale does not include the transfer of designs, copyrights, patents, and other similar rights to Buyer. Subject to Buyer’s or the Operator’s duty to promptly advise Embraer of any alleged copyright or patent infringement, Embraer shall indemnify, defend, protect and hold Buyer and the Operator (including respective officers, controlling persons, employees and directors) harmless with respect to any claims, suits actions, judgments, liabilities, damages and costs, including reasonable attorney fees, made against it or them if the Aircraft or Spares with Embraer part numbers infringes copyright patents or the proprietary rights of others.  In such event Embraer shall to the extent necessary and as promptly as possible at its sole option and expense either

(i)             procure for Buyer or the Operator the right under patent to use the system, accessory or equipment or part;

(ii)          replace such system accessory, equipment or part with such non-infringing item or part; or

(iii)       modify such system, accessory, equipment or part to make it non-infringing.

D.  Marketing Promotional Rights

With respect to the Special Aircraft and subject to the provisions of Section 5.A, Article 18 of the Purchase Agreement is hereby deleted and replaced with the following:

Embraer shall have the right to show for marketing purposes, free of any charge, the image of the Aircraft, painted with Buyer’s colors and emblems or the colors and emblems of the Operator, affixed in photographs, drawings, films, slides, audiovisual works, models or any other medium of expression (pictorial, graphic, and sculptural works), through all mass communications media such as billboards, magazines, newspaper, television, movie, theaters, as well as in posters, catalogues, models and all other kinds of promotional material. In the event such Aircraft is sold to or operated by or for another company or person, Embraer shall be entitled to disclose such fact, as well as to continue to show the image of the Aircraft, free of any charge, for marketing purposes, either with the original or the new colors and emblems, unless otherwise notified by Buyer or the Operator, provided that such notification shall be subject to the reasonable satisfaction and agreement of Embraer. If accepted, said prohibition, however, shall in no way apply to the promotional materials or pictorial, graphic or sculptural works already existing or to any contract for the display of such materials or works already binding Embraer at the time of receipt of the notification. The provisions of this Article shall be included in all future sales or lease agreements concerning the Aircraft.

E.  Indemnity

With respect to the Special Aircraft and subject to the provisions of Section 5.A, Article 25 of the Purchase Agreement is hereby deleted and replaced with the following:

Buyer agrees to indemnify and hold harmless Embraer and Embraer’s officers, agents, employees and assignees from and against all liabilities, damages, losses, judgments, claims and suits, including costs and expenses incident thereto, which may be suffered by, accrued against, be charged to or recoverable from Embraer and/or Embraer’s officers, agents, employees and assignees by reason of loss or damage to property or by reason of injury or death of any person (excluding Embraer’s officers, directors, employees or agents) resulting from or in any way connected with the performance of services by employees, representatives or agents of Embraer for or on behalf of Buyer related to Aircraft delivered by Embraer to Buyer or any Operator, including, but not limited to, technical operations, maintenance, and training services and assistance performed while on the premises of Embraer, any Operator, or Buyer, while in flight on Aircraft after Actual Delivery or while performing any other service, at any place, in conjunction with the Aircraft except to the [ * ] .”

6.   Option Aircraft

The Option Aircraft delivery schedule of Article 24 shall be deleted and replaced with the following:

Option Aircraft

Option [*]	Aircraft Model	Option Aircraft Number per Operator	Delivery Month	Exercise Date
[*]	[*]	[*]	December 2003	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	October 2007	[*]

Item e. of Article 24 shall be deleted and replaced with the following:

e.                                       CONFIRMATION OF OPTIONS: Buyer at its option may exercise the Options [ * ]  by means of notice to Embraer on or before the Exercise Date as indicated in the table above. At that time,  [ * ] , as each has been amended as of the confirmation date and at the Basic Price then applicable for an Aircraft  [ * ] .  At the time of each confirmation,  [ * ] .

If Buyer fails to  [ * ] , Buyer shall lose  [ * ] .

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6.                  New  [ * ]

The Ninth EMB-135 Delta Aircraft and on, the Special Aircraft, the Other Option EMB-145 Aircraft and all subsequent Aircraft shall be delivered (or have been delivered, as applicable) with a new  [ * ] . As a result of this modification (i) the total relevant Aircraft manufacturer empty weight (MEW) shall  [ * ] , and (ii)  [ * ]  Aircraft Basic Price.

7.      New Nose Landing Gear Wheel

Item 1.2 of Amendment No.3 to the Purchase Agreement shall be deleted in its entirely and in lieu thereof replaced with the following:

1.2 New Nose Landing Gear Wheel

The Special Aircraft, the Other Option EMB-145 Aircraft and all subsequent Aircraft shall be delivered with a new nose landing gear wheel. As a result of this modification (i) the total relevant Aircraft manufacturer empty weight (MEW) shall [ * ] , and (ii)  [ * ] .

8.      Miscellaneous

All other provisions of the Agreement which have not been specifically amended or modified by this Amendment No. 4 shall remain valid in full force and effect without any change.

[Intentionally left in blank]

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IN WITNESS WHEREOF, EMBRAER and BUYER, by their duly authorized officers, have entered into and executed this Amendment No. 4 to Amended and Restated Purchase Agreement to be effective as of the date first written above.

EMBRAER – Empresa Brasileira de Aeronáutica S.A.		Republic Airways Holdings Inc.

By	/s/ Frederico Fleury Curado	By	/s/ Jay Maymudes

Name:	Frederico Fleury Curado	Name:	Jay Maymudes

Title:	Executive Vice President Civil Aricraft	Title:	Vice President

By	/s/ Flavio Rimoli

Name:	Flavio Rimoli

Title:	Sr. Vice President Airline Market

Date: May 30, 2003		Date: May 30, 2003

Place: Sao Jose dos Campos, Brazil		Place: Greenwich, CT USA

WITNESSES: /s/ Fernando Bueno

Witness:	/s/ Fernando Bueno	Witness:	/s/ Arthur Amron

Name:	Frenando Bueno	Name: Arthur Amron

ATTACHMENT “D-2”

[ * ]

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